Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Calyxt, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 share	Other	229,730 (2)	$3.96 (4)	$909,730.80	$110.20 per $1,000,000	$100.25

Equity	Common Stock, par value $0.0001 share	Other	5,500,000 (3)	$3.96 (4)	$21,780,000.00	$110.20 per $1,000,000	$2,400.16

Total Offering Amounts							$2,500.41

Total Fee Offsets							—

Net Fee Due							$2,500.41

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also include any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Calyxt, Inc. that may become issuable by reason of stock dividends, stock splits, recapitalization or similar transactions.

(2) Represents additional shares of Common Stock available pursuant to automatic increases to the number of shares available for issuance under the Calyxt, Inc. 2017 Omnibus Incentive Plan, as amended (the “Plan”), under the evergreen provision of the Omnibus Plan, but not previously registered. Shares available for issuance under the Omnibus Plan have been previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on July 20, 2017 (File No. 333-219382), May 9, 2019 (File No. 333-231336), July 16, 2021 (File No. 333-257972) and March 2, 2023 (File No. 333-270245).

(3) Represents shares of Common Stock of Calyxt, Inc. pursuant to substitute awards to be granted and issued pursuant to the Plan upon the closing of the transactions contemplated by the Merger Agreement (the “Transactions”), dated January 13, 2023, by and among Calyxt, Inc., Calypso Merger Subsidiary, LLC, Cibus Global, LLC (“Cibus”) and certain blocker entities party thereto, as amended by the First Amendment to the Merger Agreement, dated April 14, 2023, whereby certain Cibus restricted profits interest units previously granted to employees of Cibus will automatically be cancelled and converted into the right to receive a number of restricted shares of the combined company’s Common Stock, par value $0.0001, as the same may be redesignated at such time and as set forth on the Allocation Schedule (as defined in the Merger Agreement) and subject to the same vesting schedule as was applicable to such profits interests units prior to the closing of the Transactions.

(4) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported by the Nasdaq Stock Market LLC on May 19, 2023.